Exhibit 10.1

                           PURCHASE AND SALE AGREEMENT

     This Purchase and Sale Agreement ("Agreement") is made with reference to the following definitions and terms, subject to such further qualifications as are expressly hereinafter set forth:

     Name & Address of Project:  Las Vegas Golf Center, L.L.C.
                                 4813 Paradise Road
                                 Las Vegas, Nevada

     Agreement Date:             August 16, 2000 (to be completed by
                                 Seller/Leaseholder only upon execution of this Agreement by Seller/Leaseholder)

     Buyer Notice Address:       Name:      ILX Resorts Incorporated
                                            Attn: Mr. Joseph P. Martori
                                            Chairman of the Board
                                 Address:   2111 E. Highland, Suite 210
                                            Phoenix, AZ 85016
                                 Telephone: (602) 957-2777
                                 Facsimile: (602) 957-2290

     Seller/Leaseholder          Name:      Las Vegas Golf Center, LLC
     Notice Address:                        Attn: Lodwrick Cook, Managing Member
                                 Address:   13924 Weddington Street
                                            Sherman Oaks, CA 91401
                                 Telephone: (818) 784-1245
                                 Facsimile: (818) 783-4633

                                 PRICE AND TERMS

A. PURCHASE PRICE: $5,000,000.00 ("Purchase Price") payable by Buyer at closing in cash, by certified check or wire transfer of good funds. In addition, Buyer shall assume the balance of all outstanding equipment leases as described in Exhibit B. Also, at Buyer's option, Buyer may purchase various furniture, fixtures, and office equipment owned by the Ranchito Company, LLC currently being used by Seller/Leaseholder as further described in Exhibit C. The additional furniture, fixtures and equipment include office furniture in the conference room and executive offices as well as the computers in that area. Seller/Leaseholder will compile and provide to Buyer a list with depreciated values on the Exhibit C list on or before September 20, 2000 and provide Buyer with copies of the equipment leases, as reflected on Exhibit B, on or before August 31, 2000.

B. OPENING OF ESCROW: That date on which Seller/Leaseholder deposits with Escrow
Agent  all   originals   of  this   Agreement   fully   executed  by  Buyer  and
Seller/Leaseholder ("Opening of Escrow Date").

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C. DUE DILIGENCE  PERIOD:  Six (6) months after the Opening of Escrow Date ("End of the Due Diligence Period").

D. CLOSING DATE (SEE ALSO SECTION 8.1): Six (6) months after Opening of Escrow Date ("Closing Date").

E. PERSONAL PROPERTY: This Agreement includes all personal property owned by Seller/Leaseholder located on the Property and used in the operation of the Property as of the Agreement Date. Personal property listed on Exhibit C is not owned by Seller/Leaseholder.

F. ESCROW AGENT:

     Nevada Title Company
     3320 West Sahara, Suite 200
     Las Vegas, Nevada 89102
     Attention: Troy Lochhead
     Phone: 702-251-5280
     Fax: 702-966-5748

G. TITLE COMPANY: Nevada Title Company

H. BROKERS (SEE SECTION 11).

SECTION 1. SALE AND PURCHASE.

     1.1 PROPERTY. Seller/Leaseholder agrees to sell, convey and assign to Buyer and Buyer agrees to purchase and accept from Seller/Leaseholder for the Purchase Price and subject to the terms and conditions herein set forth, Seller/Leaseholder's entire leasehold right, title and interest in and to the real Property legally described In Exhibit A attached hereto and further described below (collectively the "PROPERTY"). The Property is the subject of a lease between Seller/Leaseholder as Tenant and Clark County as Landlord ("Lease"). The Property includes all improvements of each and every kind located on the Property which is a part of the Property. All tangible and intangible personal property, including all equipment, trade names and telephone numbers, and contracts of any kind owned or leased by Seller/Leaseholder on the Closing Date and attached to or used in connection with the land or improvements and the ownership, maintenance or operation thereof (collectively the "Personal Property").

     1.2 TITLE COMMITMENT. The sale of the Property is subject to all rights-of-way, easements, encumbrances and other matters of record that will be shown in the Title Commitment of Title Company ("Commitment") (see Section 3); liens for general state, county and local real estate taxes; zoning laws, restrictions, and stipulations, subdivision regulations and other laws and ordinances regulating the use of or improvements to the Property, and the Master Lease with Clark County.

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SECTION 2. PURCHASE  PRICE:  EARNEST MONEY.  The Purchase Price shall be paid as follows:

     2.1 EARNEST MONEY. Within three (3) business days of execution hereof by Seller/Leaseholder and return by Seller/Leaseholder of this Agreement executed by Seller/Leaseholder to Buyer, Buyer shall deliver to the Escrow Agent the sum of $100,000 as the earnest money deposit by cashier's check or federal wire transfer of funds payable to the Escrow Agent ("Earnest Money"). On the 61st day after the Opening of Escrow Date, $50,000 of the Earnest Money will be non-refundable unless prior to such date the Buyer has terminated this Agreement. Unless Buyer has previously terminated this Agreement, $12,500 of the Earnest Money shall additionally become non-refundable on each of the 90th, 120th and 150th days after the Opening of Escrow Date. The Earnest Money shall apply to the Purchase Price. Prior to the 61st day after the Opening of Escrow, Seller shall deposit into escrow (i) all documents required from Seller/Leaseholder to close escrow with such documents fully signed by Seller and notarized as necessary, and (ii) an irrevocable instruction letter to the Escrow Company instructing it to use such documents to close escrow upon Buyer fulfilling its obligations and funding the monies required to close escrow. Conditioned upon Escrow Agent receiving such signed and notarized documents from Seller, Escrow Agent shall pay to Seller the Earnest Money amounts as such amounts become non-refundable to Buyer.

     2.2 ESCROW AGENT. The parties hereby designate Nevada Title Company as the Escrow Agent and the Title Company, respectively. The Escrow Agent shall hold the Earnest Money in escrow, invest the same in an interest-bearing account, and pay or apply the same in accordance with the terms hereof.

     2.3 CLOSING FUNDS. The cash funds necessary to close escrow (plus or minus prorations and credits as expressly provided for in Section 6 below) shall be paid at Closing by Buyer in immediately available funds, by cashier's check or federal wire transfer to the Escrow Agent pursuant to instructions consistent with this Agreement.

     2.4 ESCROW AGENT DUTIES. The parties acknowledge that the Escrow Agent is acting solely as a stakesholder at their request and for their convenience; that the Escrow Agent shall not be deemed to be the agent of either of the parties; and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any loss, cost or expense incurred by Seller/Leaseholder or Buyer resulting from the Escrow Agent's mistake of law respecting the scope or nature of Escrow Agent's duties hereunder. Seller/Leaseholder and Buyer shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys' fees, incurred in connection with the performance of the Escrow Agent's duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent.

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SECTION 3. TITLE INSURANCE.

     3.1 TITLE COMMITMENT. Seller/Leaseholder shall cause Escrow Agent, within ten (10) business days after execution of this Agreement, to provide Buyer and Seller/Leaseholder with a Commitment, disclosing all matters of record which relate to the leasehold title to the Real Property, and Escrow Agent's requirements for both closing the escrow created by this Agreement and issuing the policy of title insurance described in this Agreement (the Commitment shall also be suitable to serve as the basis for issuance of an ALTA extended form coverage lender's leasehold title insurance policy). At such time as Buyer receives the Commitment (and any amended report adding additional title exceptions), Seller/Leaseholder shall also cause legible copies of all instruments referred to in the report or amended report to be furnished to Buyer. Buyer shall have ten (10) business days after receipt of the Commitment (and any amended report adding additional title exceptions) and the furnishing of all instruments described in the report to object in writing to any matter shown in the Commitment. If Buyer fails to object within the 10-business day period, the condition of title to the Property shall be deemed approved by Buyer. In the event Buyer does object in writing to any matter disclosed in the Commitment or any amended report, Seller/Leaseholder shall attempt, in good faith and using due diligence, to remove such objection before Close of Escrow. If any such matter cannot be removed after Seller/Leaseholder's attempts to do so, Seller/Leaseholder shall so notify Buyer, in writing, and Buyer shall elect within five (5) business days after receipt of Seller/Leaseholder's Notice either (i) to cancel this Agreement and receive a return of all refundable Earnest Money paid, together with any interest accrued thereon; or (ii) to close escrow waiving and taking title subject to such matters. Failure to give notice to Seller/Leaseholder of Buyer's election shall constitute an election to waive the objection. All exceptions in the Commitment plus all other exceptions approved by Buyer are referred to as "Permitted Exceptions."

     3.2 NO ADDITIONAL LIENS. Seller/Leaseholder shall not place, permit, or cause to be placed any liens or encumbrances on the title to the Property from the date of this Agreement through Close of Escrow or thereafter. If Seller/Leaseholder places, permits, or causes a lien or encumbrance on the Real Property, contrary to the provisions of this Agreement, which can be removed by the payment of money, Escrow Agent is hereby expressly authorized, directed, and instructed to pay such monies in order to remove the lien or encumbrance at Close of Escrow from monies otherwise payable to Seller/Leaseholder at Close of Escrow, and the net proceeds otherwise available to Seller/Leaseholder at Close of Escrow shall be reduced accordingly.

SECTION 4. SURVEY. Within five (5) days after signing this Agreement, Seller/Leaseholder shall deliver to Buyer a copy of any ALTA survey, if any, in the possession of Seller/Leaseholder. If additional surveys are required in order for Buyer to secure financing, such additional surveys shall be done at Buyer's expense.

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SECTION 5. DUE DILIGENCE AND CONDITIONS OF CLOSING.

     5.1 DUE DILIGENCE PERIOD. Buyer shall have six (6) months after receiving a signed Agreement from the Seller/Leaseholder to review and inspect the Property and accept or reject the Property for any reason whatsoever including but not limited to the Buyer arranging financing for the purchase on terms solely acceptable to Buyer at its discretion. If Buyer terminates this Agreement prior to the 60th day after the Opening of Escrow Date, Buyer shall be refunded its full Earnest Money Deposit. If Buyer terminates this Agreement after the 60th day after Opening of Escrow Date but prior to the end of the Due Diligence Period, the Escrow shall be automatically terminated and the balance of any Earnest Money that is refundable will be returned to Buyer.

     5.2 PHASE ONE ENVIRONMENTAL REPORT. During the first five (5) days of the Due Diligence Period, Seller/Leaseholder shall provide Buyer with an exact copy of the most recent Phase One Environmental Report prepared for the benefit of the Seller/Leaseholder, if one exists.

     5.3 REAL ESTATE TAX BILLS. During the first five (5) days of the Due Diligence Period, Seller/Leaseholder shall provide Buyer with exact copies of the most recent real estate tax bills.

     5.4 CONDITIONS OF CLOSING. The conditions of closing this transaction are the following:

          (a) Buyer securing financing of the Purchase Price on terms acceptable to Buyer in its sole discretion.

          (b) Clark County and the Buyer at the time of Closing having executed an amendment to the existing Lease so (i) the term of the Lease at the time of Closing is a minimum of 50 years; (ii) the rental structure is revised so it is no longer based upon 15% of gross revenues, but instead on a commercially reasonable basis as determined by Buyer in its sole discretion; and (iii) the Buyer or its affiliate is approved as the Tenant of the Lease.

          (c) Buyer or its affiliates having received all governmental approvals from applicable Nevada authorities for the development and sale of a timeshare project to be located on the Property.

          (d) Seller/Leaseholder is not liable in any way for failure of Buyer to complete any of the above conditions. Seller/Leaseholder and or Seller/Leaseholder's representatives shall work in good faith to assist buyer in the completion of the conditions if necessary.

SECTION 6. PRORATIONS.

     6.1 SETTLEMENT STATEMENT. Escrow Agent shall prepare a pro forma settlement statement and circulate same to the parties at least ten (10) days prior to the Closing Date reflecting all proposed prorations for mutual review by the parties.

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     6.2  TAXES  AND  ASSESSMENTS.  All real  property  taxes,  if any,  and all occupancy taxes, shall be prorated between the parties as of the Closing Date. For the tax year in which escrow closes, Seller/Leaseholder shall be charged and Buyer shall be credited at the Close of Escrow with an amount equal to Seller/Leaseholder's prorated share for such tax year (based on the number of days the Property is owned by Seller/Leaseholder in such tax year) of all Property taxes applicable to the Property based upon the actual figures, and based on the most recent tax rate as then determined. If the actual real estate taxes are later determined to be different from those upon which the proration provided for herein was based, within thirty (30) days following the written request of either party, Seller/Leaseholder and Buyer shall subsequently adjust the difference with a reconciling payment to be made by one party to the other outside of escrow based upon the actual figures. Seller/Leaseholder shall pay all assessments on the Property in full from its sales proceeds.

     6.3 ESCROW/TITLE/RECORDING FEES. All escrow fees and recording fees shall be shared equally by Buyer and Seller/Leaseholder provided, however, Buyer shall pay for the cost of recording the Assignment of Leasehold Interest. Buyer shall pay all fees and premiums with respect to issuance of preliminary title reports, title insurance commitments and standard coverage owner's title insurance policy to be issued to Buyer. Subject to compliance at Buyer's expense with all additional requirements of Escrow Agent (subject to the good faith cooperation of Seller/Leaseholder regarding such additional requirements), Buyer may request the issuance at Close of Escrow of an extended coverage owner's leasehold policy of title insurance in lieu of that to be provided by Seller/Leaseholder hereunder. Buyer shall be responsible for any excess premium over standard coverage required for extended coverage title insurance, for the cost of all endorsements, and for any lender's leasehold policy of title insurance.

     6.4 DEDUCTIONS AND DEPOSITS. All closing costs and prorations otherwise payable by Seller/Leaseholder shall be deducted from Seller/Leaseholder's proceeds at Close of Escrow. Buyer agrees to deposit with Escrow Agent an amount in addition to the Purchase Price sufficient to pay all closing costs and prorations payable by Buyer hereunder. Seller/Leaseholder shall be responsible to pay, and there shall be deducted from Seller/Leaseholder's proceeds at the Close of Escrow, any and all prepayment penalties or other charges to pay off any existing loans on the Property.

     6.5 OPERATING BUSINESS PRORATIONS. Seller/Leaseholder and Buyer shall prorate all operating revenues and expenses outside escrow as of the Closing Date. Seller/Leaseholder and Buyer shall each use their good faith efforts to complete such prorations within two days subsequent to the Closing.

SECTION 7. REPRESENTATIONS AND WARRANTIES.

     7.1 BY BUYER. Buyer represents and warrants to Seller/Leaseholder as follows:

          (a) Buyer, and each of the persons executing this Agreement on behalf of Buyer, represent and warrant that (i) Buyer is a duly authorized and existing entity (e.g., corporation, partnership, limited liability company, or trust) in

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good  standing;  (ii)  Buyer has full  right and  authority  to enter  into this
Agreement and to consummate the transactions contemplated herein; (iii) each of the persons executing this Agreement on behalf of Buyer is authorized to do so; and (iv) this Agreement constitutes a valid and legally binding obligation of Buyer, enforceable in accordance with its term. Buyer will provide to Escrow Agent and Seller/Leaseholder any documents reasonably required by Escrow Agent regarding Buyer's authority to enter into and close the transaction contemplated by this Agreement.

          (b) There are no legal or administrative proceedings pending or, to the best of Buyer's knowledge, threatened against or affecting Buyer that would affect Buyer's legal authority or financial ability to comply with this Agreement and close the transaction described herein in accordance with the terms hereof.

     7.2 BY SELLER/LEASEHOLDER. Seller/Leaseholder represents arid warrants to Buyer as follows:

          (a) Seller/Leaseholder, and each of the persons executing this Agreement on behalf of Seller/Leaseholder, represent and warrant that this Agreement constitutes a valid and legally binding obligation of Seller/Leaseholder, enforceable in accordance with its terms. Seller/Leaseholder will provide to Escrow Agent and Buyer any documents reasonably required by Escrow Agent regarding Seller/Leaseholder's authority to enter into and close the transaction contemplated by this Agreement.

          (b) Seller/Leaseholder, to the best of its actual knowledge, without due diligence or further inquiry, represents and warrants to Buyer as follows:

               (i) Seller/Leaseholder has received no notice of litigation, including any action of condemnation or eminent domain, or violations of law, that would run with the Property as of the Closing Date.

               (ii) There are no legal or administrative proceedings pending or to the best of Seller/Leaseholder's knowledge, threatened against or affecting Seller/Leaseholder that would affect Seller/Leaseholder's legal authority or financial ability to comply with this Agreement and close the transaction described herein in accordance with the terms hereof.

               (iii) The Lease is in full force and effect and no facts exist which could cause Clark County to declare a default under the Lease.

               (iv) Seller/Leaseholder has not disposed of or stored on the Property or any part thereof any "hazardous material" as defined below. For purposes of this Agreement, "hazardous material" means and includes any petroleum product and any hazardous substance or any pollutant or contaminant defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation and Liability Act, any so-called "Superfund" or "Superlien" law, the Toxic Substances Control Act, or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree

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regulating,   relating  to,  or  imposing  liability  or  standards  of  conduct concerning any hazardous, toxic or dangerous waste, substance or material, or any substance or compound containing PCB's, or any other hazardous, toxic or dangerous waste, substance or material. Seller/Leaseholder is not aware of any environmental issues which are not disclosed in the Property condition report.

                    Seller/Leaseholder hereby indemnifies Buyer and agrees to pay, defend, and hold Buyer harmless from and against any and all losses, liabilities, damages, injuries, costs, expenses, and claims of any and every kind whatsoever, including reasonable attorneys' fees paid, incurred or suffered by, or asserted against, Buyer for, with respect to, or as a direct or indirect result of, the presence on or under the Property, as of Close of Escrow, of any hazardous material, or the escape, seepage, leakage, spillage, discharge, emission, or release from the Property into or upon any land, the atmosphere, or any watercourse, body of water, or wetland of any hazardous material present on the Property as of Close of Escrow, including, without limitation, any losses, liabilities, damages, injuries, costs, expenses, or claims asserted or arising under the Comprehensive Environmental Response, Compensation and Liability Act, any so-called "Superfund" or "Superlien" law, or any other federal, state, or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning any hazardous material.

               (v)  Through  the  Close  of  Escrow,   Seller/Leaseholder  shall
maintain property and casualty insurance in force on the Property with policy limits of at least Five Million Dollars ($5,000,000.00).

               (vi) Except as disclosed to Buyer in writing, Seller/Leaseholder does not have knowledge of any condemnation, environmental, zoning or other land-use regulation proceedings, either instituted, or planned to be instituted, which would materially affect the use and operation of the Property for its intended purpose or the value of the Property, nor has Seller/Leaseholder received notice of any special assessment proceedings affecting the Property.

               (vii) At the time of Close of Escrow, there will be no outstanding contracts made by Seller/Leaseholder for any improvements to the Property which have not been fully paid for and Seller/Leaseholder shall cause to be discharged all mechanics' or materialmens' liens arising from any labor or materials furnished to the Property prior to the time of Close of Escrow other than those relating to obligations of Buyer hereunder.

               (viii)   Seller/Leaseholder  will  make  available  to  Buyer  at
Seller/Leaseholder's address indicated on page 1 hereof or at Seller/Leaseholder's Las Vegas location all of Seller/Leaseholder's files and records relating to the Property.

               (ix) There are no known sites of historical or archaeological importance on the Property that in any way would impede, curtail, limit, or restrict the development of the Property.

               (x) There are no subleases of all or any portion of the Property that extend beyond the Closing Date and any such lease, in any event, is cancelable upon 60 days written notice, except as otherwise disclosed to and approved by Buyer.

               (xi) There are no monetary liens against the property.

     7.3 SURVIVAL. All representations, warranties and indemnifications given by either party hereto under this Agreement are true on and as of the date so made, will be true in all material respects as of the Close of Escrow and shall survive the Close of Escrow and execution, delivery and recordation of the Assignment of Leasehold Interest. In the event that any representation or warranty is untrue, the other party shall have all rights and remedies available at law, in equity or as provided in this Agreement.

SECTION 8. CLOSING.

     8.1 DOCUMENTS. Buyer and Seller/Leaseholder shall pay all monies, execute and deposit all documents, and complete all other obligations required hereunder in order to consummate the purchase and sale of the Property on or before the Closing Date. On the Closing Date, as a condition of Closing, Escrow Agent shall record, or cause to be recorded, all necessary documents, issue its policy of title insurance, and otherwise accomplish the provisions hereof so as to close the transaction contemplated hereby (herein sometimes referred to alternatively as the "Closing," or "Close of Escrow"). At the Closing, Seller/Leaseholder shall deliver or cause to be delivered the following properly executed and (where required) acknowledged documents:

          8.1.1 An Assignment of Leasehold Interest for the Property, free and clear of any and all monetary liens and encumbrances other than real property taxes.

          8.1.2 A Bill of Sale for the Personal Property in the standard Escrow Company form.

          8.1.3 A Certification of Non-Foreign Status stating, under penalty of perjury, that Seller/Leaseholder is not a "foreign person" as that term is defined in Section 1445 of the Internal Revenue Code of 1986, as amended.

     8.2 FUNDS. At the Closing, Buyer shall deliver or cause to be delivered funds sufficient to close the transaction contemplated hereby, by cashier's check or federal wire transfer of funds to Escrow Agent pursuant to instructions given by Escrow Agent.

     8.3 OTHER DOCUMENTS. The parties shall tender at the Closing such other documents as may be reasonably necessary or appropriate to complete the Closing.

     8.4 RECORDATION. All of the above documents will be delivered to Escrow Agent as closing agent, which shall record the documents to be recorded, deliver to Seller/Leaseholder by cashier's check or wire transfer Seller/Leaseholder's proceeds of Closing, and deliver the documents which are not to be recorded, only when the Title Company is prepared to issue to Buyer the Owner's Title Policy subject only to the Permitted Exceptions.

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     8.5  POSSESSION.  Upon recording of the  Assignment of Leasehold  Interest,
Seller/Leaseholder shall deliver to Buyer possession of the Property, subject only to the Permitted Exceptions.

     8.6 FURTHER ACTS. In addition to the acts and agreements of Buyer and Seller/Leaseholder described herein, Buyer and Seller/Leaseholder shall perform, execute and deliver or cause to be performed, executed and delivered any and all further acts and agreements as Escrow Agent may reasonably request to consummate the transaction contemplated herein. This provision shall survive the Closing.

SECTION 9. NEW LEASES AND CONTRACTS. Seller/Leaseholder will not enter into or amend, terminate, waive any default under, or grant concessions regarding any contract, lease or agreement that will be an obligation affecting the Property or binding on the Buyer after the Closing without Buyer's prior written consent in each instance, so long as this Agreement has not been terminated by either party pursuant to the provisions contained herein.

SECTION 10. NOTICES. Any notice required or permitted to be given under this Agreement must be in writing and given by (a) facsimile transmission; (b) depositing same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested; (c) delivering same in person to such party; or (d) depositing same into the custody of a nationally recognized overnight delivery service addressed to the party to be notified. In the event of mailing, notices shall be deemed effective three (3) days after posting; in the event of overnight delivery, notices shall be deemed effective on the next business day following deposit with the delivery service; in the event of personal service, notice shall be deemed effective when delivered; in the event of facsimile transmission, upon receipt (a written confirmation of successful transmission from the transmitting facsimile machine being prima facie evidence of such receipt). For purposes of notice, the addresses of the parties shall be as follows:

     If to Seller/Leaseholder, to:      The address shown on Page 1 hereof

     With a copy to:                    Sherri L. Cook, Esq.
                                        13924 Weddington Street
                                        Sherman Oaks, CA 91401
                                        Telephone: (818) 784-1245
                                        Facsimile: (818) 783-4633

     If to Buyer, to:                   The address shown on Page 1 hereof

     With a copy to:                    AI Spector, Esq.
                                        Spector Law Offices, P.C.
                                        6900 E. Camelback Road, Suite 640
                                        Scottsdale, AZ 85251
                                        Telephone: (480) 941-0221
                                        Facsimile: (480) 990-9093

From time to time, either party may designate another or additional addresses for all purposes of this Agreement by giving the other party no less than three
(3) business days' advance notice of such change of address in accordance with the notice provisions hereof.

SECTION 11. COMMISSIONS. Buyer represents to Seller/Leaseholder that it has not retained any real estate broker or any party entitled to a commission or broker's fee in connection with the sale of the Property by Seller/Leaseholder to Buyer, and Buyer and Seller/Leaseholder each agree to indemnify, protect, defend and hold the other harmless for, from and against any expense, including, without limitation, attorneys' and accountants' fees, claims, actions, suits or demands for payment of any commission, finder's fee or other sum initiated by any broker, commission agent or other person which such party or its representatives has engaged or retained. Notwithstanding anything in this Agreement to the contrary, the representations and indemnities set forth in this paragraph shall survive any termination of this Agreement.

SECTION 12. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective heirs, legal representatives, successors and assigns. Notwithstanding the foregoing, Buyer shall have the right, without the consent of Seller/Leaseholder, to assign its rights under this Agreement to any corporation, partnership, or entity controlling, controlled by, or under common control with Buyer, or in which Buyer is a partner or member (which right shall include, but not be limited to, the right to designate any such corporation, partnership, or entity as the party to take title to the Property upon Close of Escrow). Upon any such assignment or designation, the corporation, partnership, or other entity to which such rights are assigned (or which is designated to take title to the Property) shall succeed to all of Buyer's rights and obligations, and from the date of Buyer's written notice to Seller/Leaseholder of such assignment or designation, all references in this Agreement to Buyer shall be deemed thereafter to be references to such corporation, partnership, or other entity. Any other assignment of Buyer's interest herein shall be subject to the prior written approval of Seller/Leaseholder, which approval shall not be unreasonably withheld.

SECTION 13. REMEDIES.

     13.1 BUYER DEFAULT. If after the expiration of the Due Diligence Period or any extensions thereof Buyer fails for any reason to close the transaction described herein or otherwise defaults in the payment or performance of any obligation set forth herein, Seller/Leaseholder shall give Buyer written notice of the default. If Buyer has not completely cured the default within ten (10) business days after the date of Seller/Leaseholder's notice, then Seller/Leaseholder shall have the right to terminate this Agreement by giving Buyer and the Escrow Agent written notice thereof, in which event

Seller/Leaseholder shall be entitled to retain, as Seller/Leaseholder's sole and exclusive remedy, as liquidated damages, and not as a penalty, the Earnest Money and all interest earned thereon; such amounts shall be released from escrow and delivered immediately to Seller/Leaseholder by the Escrow Agent without further instruction from Seller/Leaseholder or Buyer, and neither party shall have any further obligation whatsoever to the other. Seller/Leaseholder and Buyer acknowledge and agree that Seller/Leaseholder's damages in the event of any such default or breach by Buyer would be difficult or impossible to determine and that under the circumstances existing on the Contract Date, the amount of the Earnest Money and interest thereon is the best and most accurate estimate by the parties of the damages that Seller/Leaseholder would suffer in the event of any such default or breach.

     13.2 SELLER/LEASEHOLDER DEFAULT. If Seller/Leaseholder fails to perform any of its obligations or agreements hereunder, Buyer shall give Seller/Leaseholder written notice of the default. If Seller/Leaseholder has not completely cured the default within ten (10) business days after the date of Buyer's notice, then Buyer may (i) terminate this Agreement by notifying Seller/Leaseholder thereof, in which event the Earnest Money and all interest earned thereon shall be returned to Buyer; or (ii) bring legal action to enforce specific performance of this Agreement.

     13.3 NO FURTHER DUTIES. If Buyer terminates this Agreement pursuant to a right granted to Buyer under this Agreement, neither party hereto shall have any further rights, duties or obligations hereunder (except as otherwise expressly provided in this Agreement) and all refundable Earnest Money and all interest earned thereon shall be returned by Escrow Agent to Buyer.

     13.4 POST CLOSING DEFAULT. In the event that after Closing a party ("Defaulting Party") breaches an obligation hereunder which is expressly stated herein to survive Closing, the Defaulting Party shall be liable to the other party ("Non-Defaulting Party") for the damages incurred by the Non-Defaulting Party as a result of such breach.

SECTION 14. CONDEMNATION/CASUALTY.

     14.1 CONDEMNATION. In the event that all or any Substantial Portion (as defined in Section 14.3 below) of the Property is condemned or taken by eminent domain prior to Closing or conveyed in lieu thereof, Seller/Leaseholder shall give Buyer written notice thereof and Buyer may, at its option, either (i) terminate this Agreement by written notice thereof to Seller/Leaseholder within ten (10) business days after Seller/Leaseholder notifies Buyer of such condemnation or conveyance; or (ii) proceed to close the purchase of the Property pursuant to the terms hereof. If Buyer elects option (i) above, Buyer shall receive an immediate refund of the refundable Earnest Money and all interest earned thereon. If Buyer elects option (ii) above, Buyer shall receive the condemnation proceeds or a reduction in the Purchase Price of an equal amount. In the event Buyer fails to timely deliver written notice of termination as described in option (i) above, Buyer shall be deemed to have elected option
(ii) above.

     14.2 CASUALTY. In the event that all or any Substantial Portion of the Property is damaged or destroyed by fire or other casualty prior to Closing, Buyer may, at its option, either (i) terminate this Agreement by written notice thereof to Seller/Leaseholder within ten (10) business days after Seller/Leaseholder notifies Buyer of the casualty; or (ii) proceed to close the purchase of the Property pursuant to the terms hereof. If Buyer elects option
(i) above, Buyer shall receive a refund of the refundable Earnest Money and all interest earned thereon. If Buyer elects option (ii) above, Seller/Leaseholder shall deliver to Buyer at the Closing all insurance proceeds actually received by Seller/Leaseholder arising from such casualty and attributable to the Property and/or assign to Buyer all of Seller/Leaseholder's right, title and interest in any claim under any applicable insurance policies with respect to such casualty, there shall be no reduction in the Purchase Price and
Seller/Leaseholder shall cooperate with Buyer in its efforts to be paid insurance proceeds. In the event Buyer fails to timely deliver written notice of termination as described in option (i) above, Buyer shall be deemed to have elected option (ii) above.

     14.3 SUBSTANTIAL PORTION. For purposes of this Section 14, a Substantial Portion of the Property shall mean any taking or casualty loss which decreases the value of the Property by Fifty Thousand Dollars ($50,000.00) or more ("Substantial Portion"). If, within ten (10) business days after Seller/Leaseholder's notice to Buyer described above, Seller/Leaseholder and Buyer are unable to reasonably agree after good faith efforts upon whether the taking or casualty loss involves a Substantial Portion of the Property, then this Agreement shall be deemed null and void and the refundable Earnest Money and all interest thereon shall be refunded to Buyer.

SECTION 15. INSPECTIONS AND DOCUMENTS.

     15.1 ACCESS. Buyer has had and shall continue to have, during the entire term of this Agreement, access to (i) all information Buyer is entitled to hereunder; (ii) the Property for purposes of inspections and investigations of the Property; and (iii) all books and records pertaining to the operations of the Las Vegas Golf Center. Seller/Leaseholder agrees it will not make or cause to be made any material changes to the Property after such inspection. Notwithstanding the foregoing, Buyer and its agents shall not disrupt the operation of the Property. Buyer shall defend and indemnify Seller/Leaseholder from, for, and against any loss, cost or liability which may arise or result from any activities of Buyer or its agents on or with respect to the Property, except to the extent caused by Seller/Leaseholder's negligence or willful misconduct.

     15.2 INFORMATION. Within ten (10) days after the Opening of Escrow Date, Seller/Leaseholder shall allow Buyer to inspect and copy any and all information, data, documents, and other materials in Seller/Leaseholder's possession or reasonably available to Seller/Leaseholder relating to the Property including the lease and all communications relating to the lease, all reports, engineering and/or survey work, preliminary and final plats relating to the Property, all land use planning and marketing information pertaining to the Property, and all contractor's bids and cost estimates pertaining to the Property. In addition, Seller/Leaseholder shall deliver to Buyer copies of all operating statements, income statements and balance sheets of the Seller/Leaseholder that relate to the operations of any of the businesses at the Property. Seller/Leaseholder shall deliver the original and all copies of the information, data, documents, and materials in Seller/Leaseholder's possession to Buyer at Close of Escrow and Seller/Leaseholder's interest in them shall pass to Buyer as of Close of Escrow.

SECTION 16. MISCELLANEOUS.

     16.1 ENTIRE AGREEMENT. This Agreement is the entire agreement between Seller/Leaseholder and Buyer concerning the sale of the Property and no modification hereof or subsequent agreement relating to the subject matter hereof shall be binding on either party unless in writing and signed by the party or parties to be bound.

     16.2 REVIEW BY COUNSEL. Each party acknowledges that it and its counsel have reviewed this Agreement, and the parties hereby agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

     16.3 CONTINUING VALIDITY. If anyone or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

     16.4 ATTORNEYS FEES. Should either party employ an attorney to enforce any of the provisions hereof or to recover damages for the breach of this Agreement, the non-prevailing party in any final judgment agrees to pay the other party's reasonable expenses, including attorneys' fees and expenses, expended or incurred in connection therewith, as determined by a court of competent jurisdiction.

     16.5 TIME OF ESSENCE. Time is of the essence in the performance of each party's obligations hereunder.

     16.6 CONFIDENTIALITY. Buyer shall execute a non-disclosure agreement attached hereto as Exhibit D.

     16.7 INCORPORATION. The exhibits referenced in this Agreement are hereby incorporated and made a part of this Agreement.

     16.8 SELLER/LEASEHOLDER'S CONTINUING RIGHTS. Seller/Leaseholder will continue to operate the businesses located on the Property until the Date of Closing. Seller/Leaseholder shall be responsible for all obligations arising out of such operation. Seller/Leaseholder will maintain insurance in existing amounts and coverage in full force and effect until Close of Escrow. Seller/Leaseholder will indemnify Buyer against any claims that arise from any events or acts taking place prior to Closing, which indemnity will survive the Closing. Seller will not enter into any contracts that will be an obligation of Buyer after Closing.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first above written.

BUYER:                                SELLER/LEASEHOLDER:

ILX RESORTS INCORPORATED,             LAS VEGAS GOLF CENTER, LLC,
an Arizona corporation                a(n) ___________ limited liability company


/s/ JOSEPH P. MARTORI                 /s/ LODWRICK M. COOK
---------------------------------     ------------------------------------------
By: Joseph P. Martori                 By: Lodwrick Cook
Its: Chairman of the Board            Its: Managing Member
Tax I.D.:____________________         Tax I.D.:____________________
Date: August 18, 2000                 Date: August 14, 2000

ESCROW AGENT:

Received this ______ day of __________, 2000 Escrow Agent hereby agrees to be bound by the provisions hereof applicable to Escrow Agent, and to perform Escrow Agent's obligations as set forth herein.


---------------------------------
(Title Company)


---------------------------------
(Escrow Agent Signature)


By:
   ------------------------------
   (Escrow Agent Name)


Title:
      ---------------------------
      (Escrow Agent Title)

                                LIST OF EXHIBITS

Exhibit        Description
-------        -----------
   A           Property Legal Description and Description of Existing Lease with
               Clark County

   B           List of Equipment Leases

   C           Ranchito Company LLC Personal Property

   D           Confidentiality Agreement

                                   EXHIBIT "A"
                                LEGAL DESCRIPTION


PARCEL I:

That portion of the South Half (S 1/2) of Section 22, Township 21 South, Range 61 East, M.D.M., more particularly described as follows:

BEGINNING at the Southwest Corner of Section 22, Township 21 South, Range 61 East, M.D.M.;

thence North 0u07'10" East 1253.70 feet along the West line of said Section 22, to the Southwest Corner of that certain parcel of land conveyed to James Derrico, et al, by Deed recorded February 7, 1962 as Document No. 275868 of Clark County, Nevada Official Records.

thence South 88(degree)52'02" East along the South line of said Parcel 1159.96 feet to the West right-of-way line of Paradise Valley Road;

thence South 14(degree)00'25" East along said right-of-way line 1256 feet to the South line of said Section 22;

thence  South  89(degree)36'25"  West  1466.58 feet along the South line of said
Section 22 to THE POINT OF BEGINNING.

EXCEPTING THEREFROM that portion lying South and East of the following described lines:

BEGINNING  at a point in the said West line of said  Section  22, a distance  of
68.90 feet North of the Southwest corner thereof; said point being in the North line of Tropicana Avenue;

thence North 89(degree)05'03" East along said North line, a distance of 839.70 feet;

thence North 0(degree)07' West along a line parallel with the said West line of said Section 22 a distance of 900.22 feet;

thence North 89(degree)53'00" East, a distance of 383.64 feet, more or less, to the Westerly right-of-way line of Paradise Valley Road.

ALSO EXCEPTING THEREFROM the interest in and to the Easterly Five (5) feet of said land as conveyed to Clark County for road and incidental purposes by Deed recorded October 6, 1964 as Document No. 462920, Clark County, Nevada Records.

FURTHER EXCEPTING THEREFROM any portion of the subject property lying within Tropicana Avenue as it now exists.

AND FURTHER EXCEPTING THEREFROM an undivided One-Half (1/2) interest in and to all oil and oil shale rights that may exist in said property, as reserved by C.D. Baker and Florence Baker, his wife, C.D. Baker being also known as Charles Duncan Baker, recorded September 14, 1950 as Document No. 349882, Clark County, Nevada Records.

                                   EXHIBIT "A"
                                LEGAL DESCRIPTION

TOGETHER with that portion of Bermuda Road abandoned and vacated by that certain Order of Vacation recorded February 24, 1987 in Book 870224 as Document No. 745. Title to which would pass by operation of law with a conveyance of said land.

PARCEL II:

That portion of the Southwest Quarter (SW 1/4) of Section 22, Township 21 South, Range 61 East, M.D.M., described as follows:

COMMENCING  at the Northwest  corner of the  Southwest  Quarter (SW 1/4) of said
Section 22;

thence South  0u07'00" East along the West line of said Section 22 a distance of
966.26 feet to the Southwest corner of Parcel I of those certain parcels of land conveyed by C.D. Baker, et ux, to H.E. Hazard by Deed recorded December 13, 1948, as Document No. 302056, Clark County, Nevada Records, being the TRUE POINT OF BEGINNING;

thence South 8.9(degree)05'41" East along the South line of said conveyed parcel a distance of 1062.36 feet to a point on the West line of Paradise Road;

thence South 14(degree)14'04" East along the last mentioned West line a distance of 400.00 feet;

thence North 89(degree)05'41" West a distance of 1159.96 feet to a point on the said West line of Section 22;

thence North 0u07'00" West a distance of 386.18 feet to the TRUE POINT OF BEGINNING.

EXCEPTING THEREFROM an undivided One-half (1/2) interest in and to all oil and oil shale rights that may exist in said property as reserved by C.D. Baker and Florence Baker, his wife, C.D. Baker being also known as Charles Duncan Baker, recorded September l4, 1950, as Document No. 349882, Clark County, Nevada Records.

TOGETHER with that portion of Bermuda Road abandoned and vacated by that certain Order of Vacation recorded February 24, 1987 in Book 870224 as Document No. 745. Title to which would pass by operation of law with conveyance of said land.

PARCEL III:

THAT PORTION OF THE SOUTHWEST QUARTER (SW 1/4) OF SECTION 22 TOWNSHIP 21 SOUTH, RANGE 6l EAST, M.D.B. & M., DESCRIBED AS FOLLOWS:

COMMENCING AT THE SOUTHWEST CORNER OF SAID SECTION 22;

THENCE NORTH O DEG 07' 00" WEST ALONG THE WEST LINE OF SAID SECTION 22, A DISTANCE OF 68.90 FEET TO A POINT ON THE NORTH LINE OF TROPICANA AVENUE;

                                   EXHIBIT "A"
                                LEGAL DESCRIPTION


THENCE NORTH 89 DEG 05' 03" EAST ALONG THE SAID NORTH LINE A DISTANCE OF 839.70 FEET TO THE TRUE POINT OF BEGINNING;

THENCE CONTINUING NORTH 89 DEG 05' 03" EAST A DISTANCE OF 239.65 FEET TO AN ANGLE POINT OF SAID NORTH LINE;

THENCE NORTH 85 DEG 35' 10" EAST A DISTANCE OF 61.70 FEET TO A POINT;

THENCE NORTH 81 DEG 36' 20" EAST A DISTANCE OF 195.44 FEET TO A POINT;

THENCE NORTH 73 DEG 53' 50" EAST A DISTANCE OF 48.96 FEET TO A POINT;

THENCE NORTH 49 DEG 54' 19" EAST A DISTANCE OF 32.99 FEET TO A POINT;

THENCE NORTH 17 DEG 58' 06" EAST A DISTANCE OF 32.99 FEET TO A POINT;

THENCE NORTH 6 DEG 00' 52" WEST A DISTANCE OF 48.96 FEET TO A POINT;

THENCE NORTH 14 DEG 14' 04" WEST ALONG THE WEST LINE OF PARADISE VALLEY ROAD A DISTANCE OF 772.71 FEET TO A POINT;

THENCE SOUTH 89 DEG 53' 00" WEST A DISTANCE OF 383.64 FEET TO A POINT;

THENCE SOUTH 0 DEG 07' 00" EAST A DISTANCE OF 900.22 FEET TO A TRUE POINT OF BEGINNING.

EXCEPTING THEREFROM THE INTEREST IN AND TO THE EASTERLY 5 FEET OF SAID LAND AS CONVEYED TO CLARK COUNTY FOR ROAD AND INCIDENTAL PURPOSES BY DEED RECORDED OCTOBER 6, 1964 AS DOCUMENT NO. 462920.

FURTHER EXCEPTING THEREFROM AN UNDIVIDED ONE-HALF INTEREST IN AND TO ALL OIL AND OIL SHALE RIGHTS THAT MAY EXIST ON SAID PROPERTY, AS RESERVED BY C.D. BAKER, BEING ALSO KNOWN AS CHARLES DUNCAN BAKER, RECORDED SEPTEMBER 14, 1950 AS DOCUMENT NO. 349882, CLARK COUNTY, NEVADA RECORDS.

                                   EXHIBIT "B"

                                EQUIPMENT LEASES
                         BALANCE TO BE ASSUMED BY BUYER:

1.   Textron (range equipment)                                $ to be determined

2.   AEL (kitchen equipment/misc. equipment)                           "

3.   Coleplco (copy machine)                                           "

4.   Associates (ball picker)                                          "

5.   Gray Bar (inside serve equipment)                                 "

6.   Tiberti Fence (perimeter construction fence)                      "

7.   On Target (target game)                                           "

                                   EXHIBIT "C"

              LIST OF RANCHITO CO. LLC PERSONAL PROPERTY AVAILABLE
                             FOR PURCHASE BY BUYER:

 1.  2 each Desks                                         Price to be Determined
 2.  2 each Leather Desk Chairs                                      "
 3.  1 each Desk Return                                              "
 4.  2 each Visitor Leather Chairs                                   "
 5.  1 each Computer Stand                                           "
 6.  2 each Glass Tops for Computer Stands and Desks                 "
 7.  1 each Plan Table                                               "
 8.  1 each Credenza                                                 "
 9.  1 each Book Shelf                                               "
10   2 each Lateral File Cabinets                                    "
11.  1 each Plan File                                                "
12.  1 each Round Office Table                                       "
13.  4 each Leather Black Chairs (Round Table)                       "
14.  2 each 4-drawer Legal File Cabinets                             "
15.  1 each Conference Table                                         "
16.  12 each Leather Conference Table Chairs                         "
17.  2 each Computers, Printer, etc.                                 "
18.  1 each Leather Plan Table Chair                                 "
19.  Remote Viewing Camera Equipment                                 "

                                   EXHIBIT "D"
                            NON-DISCLOSURE AGREEMENT


THIS NON-DISCLOSURE AGREEMENT (the "Agreement") entered into as of this _____ day of _______________, by and between The Las Vegas Golf Center, LLC ("LVGC") and ILX Resorts Incorporated ("Recipient"), is made with reference to the following facts:

A. Recipient understands that LVGC has engaged Las Vegas Development Co. LLC as "Broker" to provide brokerage services with regard to the purchase of the LVGC (the "Services").

B. In order for the Broker to provide the Services, LVGC will be required to disclose to Recipient certain information which LVGC deems to be of a confidential and proprietary nature.

C. LVGC is willing to disclose such confidential and proprietary information to Recipient solely to enable Recipient to receive Title Services and for no other purpose, and Recipient agrees that it shall maintain the confidentiality of the information in accordance with the terms and conditions of this Agreement.

D. Recipient also understands and agrees that in providing such confidential and proprietary information to the Recipient, the Recipient takes full responsibility for the protection of the confidential and proprietary information as it is used by Recipient.

NOW, THEREFORE, in consideration of the foregoing, LVGC and Recipient agree as follows:

1. PRESERVATION OF CONFIDENTIALITY. Recipient agrees that it shall regard, maintain and preserve the secrecy and confidentiality of all Proprietary Information which may be disclosed to or obtained by it pursuant to this Agreement. "Proprietary Information" shall mean any confidential, proprietary or trade secret information relating to but not limited to, information regarding the business operations, financials, marketing strategies, technical specifications, personnel data, suppliers and source data, properties, equipment, customer data, and design information of any project undertaken by LVGC and any other information as may be supplied to Recipient about the assets and business of LVGC. Recipient shall take reasonable and necessary measures to preserve the secrecy and confidentiality and avoid the unauthorized use or disclosure of the Proprietary Information, including without limitation taking such measures of protection as it takes with respect to its confidential, proprietary or trade secret information. Recipient shall limit access to the Proprietary Information to those of its employees, agents, and consultants who have a reasonable need for access to such information in connection with provision of the Services and who shall be subject to the non-disclosure covenants contained herein.

2. COVENANT NOT TO USE OR DISCLOSE. Recipient agrees that it will not, at any time, without the prior written consent of LVGC, use or disclose the Proprietary Information for any reason or in any manner whatsoever except as may be necessary for the provision of the Services. Recipient confirms and agrees that any Proprietary Information disclosed to Recipient prior to the execution of this Agreement shall be subject to the terms of this Agreement.

                                   EXHIBIT "D"
                            NON-DISCLOSURE AGREEMENT


3. COVENANT NOT TO REPRODUCE. Except as may be necessary for the provision of Services, and then only with the express permission of LVGC, Recipient agrees that it will make no copies, photocopies, facsimiles, or other reproductions of any documents, drawings, or the like containing Proprietary Information. Upon termination of the provision of Services, or forthwith upon the request of LVGC, Recipient shall promptly return to LVGC all such documents, drawings or reproductions thereof which may have come into its possession.

4. PROPRIETARY RIGHTS. Recipient acknowledges that all property rights in the Proprietary Information are owned by LVGC, and that none of such rights are owned by Recipient.

5. EXCEPTIONS. The obligations undertaken by Recipient hereunder shall not apply to any portion of the Proprietary Information disclosed hereunder which:

     a.) was known to Recipient prior to disclosure of such Proprietary Information by LVGC

     b.) is, or shall become, other than by an act or omission of Recipient, generally available to the public; or

     c.) shall, by lawful means, be made available to Recipient by a third party, other than a third party introduced to Recipient by LVGC in connection with the provision of the Services

     d.) is required by law or order of a court, administrative agency or other governmental body to be disclosed by Recipient provided that before making such disclosure, the Recipient shall promptly notify LVGC of the requirements for the disclosure, and allow LVGC a reasonable opportunity to challenge the requirement, and cooperate with LVGC in protecting LVGC's rights. The Recipient shall continue to treat such information as Proprietary Information and shall not disclose it to other persons even if the authority requiring disclosure does not maintain the information in confidence.

     In claiming the benefit of any of the exceptions set forth in this Paragraph 5, Recipient shall have the burden of establishing that a portion of the Proprietary Information is subject to such exception.

6. TERM. This Agreement shall remain in full force until such time as all of the Proprietary Information becomes subject to any of the exceptions set forth in Paragraph 5 hereof.

7. EQUITABLE RELIEF. Recipient acknowledges that any breach of this Agreement could cause LVGC irreparable harm. Accordingly, Recipient agrees that in the event of any breach or threatened breach of this Agreement, in addition to other remedies at law or in equity it may have, LVGC shall be entitled, without the requirement of posting a bond or other securities, to equitable relief, including injunctive relief and specific performance.

                                   EXHIBIT "D"
                            NON-DISCLOSURE AGREEMENT


8. LEGAL FEES. If either party prevails in any legal actions arising out of this Agreement, the prevailing party shall be entitled to recover its court costs, expenses and reasonable attorney's fees.

9. SEVERABILITY. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof.

10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

11. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of LVGC and Recipient and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


By: /s/ Scott Parnin Cook               By: /s/ Joseph P. Martori
    --------------------------------        ------------------------------------
    Scott Parnin Cook                       Joseph P. Martori
    Member                                  Chairman of the Board
    Las Vegas Golf Center, LLC              ILX Resorts Incorporated